EXHIBIT 6.4

                            LEASE/PURCHASE AGREEMENT

THIS LEASE/PURCHASE AGREEMENT is made and entered into this 28th day of February, 1999 by and between TRIMAC BULK TRANSPORTATION, INC., an Alabama corporation, 3939 Atkinson Drive, Louisville, Kentucky 40218 ("LESSOR/SELLER") AND FLEETCLEAN SYSTEMS, INC., a Texas corporation. Highway 834 E. Hardin, Texas 77561 ("LESSEE/PURCHASER").

                                  WITNESSETH:

WHEREAS, LESSOR/SELLER desires to lease and sell the premises hereinafter set forth upon the terms and conditions set forth herein; and

WHEREAS, LESSEE/PURCHASER desires to lease and purchase such property from LESSOR/SELLER:

Now, therefore, in consideration of the mutual covenants and undertakings set forth, the parties hereby agree as follows:

1. PREMISES

   LESSOR/SELLER hereby leases and sells to LESSEE/PURCHASER and LESSEE/PURCHASER hereby agrees to lease and purchase the following described premises:

              66,000 sq. ft. (1.52 acres) rectangular parcel having 400' on Scorpio Street and a depth of 165' located in the St. Charles Industrial Park in Hahnville, Louisiana. The property contains a 7,399 sq. ft. building with two service bays and one trailer cleaning bay. The building contains a finished office area of 508 sq. ft. plus a finished mezzanine with an eating area and shower facility. The site has 52,844 sq. ft. of 6" reinforced concrete paving and the property is enclosed by 1130' of chain link fencing with two chain link rolling gates. The property is not affected by an easement, servitude, or encroachment. The Premises are described in EXHIBIT A, a survey drawing attached hereto.

2. RENT AND PURCHASE PRICE

   The LESSEE/PURCHASER shall pay to LESSOR/SELLER as fixed rent for each month of the term of the Lease $2,500 in advance on the first day of each month beginning on June 1, 1999 plus $2,500 in advance on the first day of each month beginning on June 1, 1999 for a total of $5,000.00 each month. It is understood and agreed that the monthly sum of $2,500 is to be placed in escrow with the LESSOR/SELLER for each month same is paid and at the Closing of the purchase of the Premises. March 1, 2004, all of the payments held in escrow by LESSOR/SELLER will be credited to the balance of the purchase price then due LESSOR/SELLER by LESSEE/PURCHASER. The moneys held in escrow by LESSOR/SELLER will earn interest at the annual rate of 6% simple interest which interest will also be credited to the balance of the purchase price due at Closing. The Purchase price for the Premises is $450,000, the rent is $2,500 per month and the monthly credit towards the purchase price is $2,500 per month. At the Closing, the Purchase price (less any applicable credits for monthly pre-payments and the earnest money deposit plus interest earned thereto) will be paid to LESSOR/SELLER in cash.

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3.  PAYMENTS

    All payments of rent and purchase shall be furnished to LESSOR/SELLER at the following address: TRIMAC BULK TRANSPORTATION, INC., 3939 Atkinson Drive, Louisville, Kentucky 40218. No demand of rent or purchase deposit money need be made at any time on the Premises or elsewhere, but it shall be the duty of LESSEE/PURCHASER to pay same, as moneys generally due without demand.

4.  EARNEST MONEY DEPOSIT

    LESSEE/PURCHASER shall deposit with LESSOR/SELLER on March 1, 1999, the commencement date of this Lease/Purchase, $22,500 as an earnest money deposit, $11,250 of which shall be forfeited by LESSEE/PURCHASER if this Lease/Purchase Agreement is canceled after any twelve (12) month period prior to March 1, 2004, and the balance of $11,250 will be returned to LESSEE PURCHASER at the end of any such twelve month period. If the full term of the Lease/Purchase Agreement is completed and the Closing takes place on March 1, 2004, the entire earnest money deposit will be credited to the purchase price due LESSOR/SELLER at Closing. The earnest money deposit will earn interest at the annual rate of 6% simple interest which interest will also be credited to the balance of the purchase price due at Closing.

5.  TERM OF LEASE

    The commencement of the term of this Lease/Purchase shall be March 1, 1999 and it ending February 29, 2004. At the end of any twelve (12) month period prior to February 29, 2004, LESSEE/PURCHASER shall have the option and right to terminate this Lease/Purchase and will forfeit one-half of the earnest money deposit or $11,250 plus interest plus all of the monthly payments of $2,500 paid toward the purchase price plus any interest earned. It is agreed that the LESSEE/PURCHASER may occupy the premises on March 1, 1999 providing the payment of $22,500 earnest has been made to LESSOR/SELLER and no monthly rent or purchase credit will be due LESSOR/SELLER until June 1, 1999, the first ninety (90) days of the Lease/Purchase, therefore, being rent free. The balance of the Term will be fifty-seven (57) months with the total rental and purchase price credit totaling $5,000 per month commencing on June 1, 1999 and continuing through February 29, 2004. It is mutually understood and agreed that this Lease/Purchase may be terminated by LESSEE/PURCHASER if it is unable to obtain the permits necessary for the operation and intended use of the Premises. Written notice of LESSEE/PURCHASER'S inability to obtain such permits shall be given to LESSOR/SELLER as soon as possible after LESSEE/PURCHASER is provided written notice of its inability to obtain such permits. LESSOR/SELLER is to be given satisfactory official proof from the applicable regulatory authority of the denial of LESSEE/PURCHASER'S application for such necessary permits by each applicable regulatory and/or governmental authority. Should LESSEE/PURCHASER be unable to obtain such permits during the first sixty (60) days of this Lease/Purchase term, then this Lease/Purchase will terminate and neither party shall have any further liability to the other hereunder.

6.  USE OF THE PREMISES

    The Premises shall be used by LESSEE/PURCHASER for the following purposes and for no other purpose without the prior written consent of LESSOR/SELLER, which consent shall not be unreasonably withheld; a commercial trailer cleaning facility and repair garage and storage facility for trailers and for parking of trucks, trailers and automobiles, and commercial activities reasonably related thereto. LESSOR/SELLER covenants and warrants that is has good and marketable title to the Premises and full right to lease and sell same.

7.  OBLIGATIONS OF LESSOR/SELLER

    At the commencement date of this Lease/Purchase, and throughout the term of this Lease/Purchase, the LESSOR/SELLER shall have the following obligations and responsibilities:

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7.  OBLIGATIONS OF LESSOR/SELLER (cont'd.)

         A. LESSOR/SELLER shall be responsible for maintaining or causing to be maintained a policy of all-risk insurance for the building and Premises against fire and other perils as are normally covered by such policies in an amount at least equal to the replacement costs thereof. Risk of loss shall at all times be upon the LESSOR/SELLER.

         B. LESSEE/PURCHASER agrees, at its expense, to maintain liability insurance naming LESSOR/SELLER and LESSEE/PURCHASER as insureds, against liability for accidents, bodily injury, death or property damage, in a total amount of not less than $5,000,000.

         C. LESSOR/SELLER will pay all real estate taxes due throughout the term of the Lease/Purchase.

         D. LESSOR/SELLER warrants that all underground storage tanks have been removed from the Premises and that the removal has been approved by the responsible regulatory agency of the State of Louisiana. Evidence of such approval shall be provided to LESSEE/PURCHASER at its request. Throughout the term of this Lease/Purchase, LESSOR/SELLER agrees to indemnify LESSEE/PURCHASER and its directors, officers, employees, invitees, agents and sub-lessees from and against any and all liability, loss, cost or expense, including without limitation, the fees and expenses incurred in defending any claim or action arising out of, related to or otherwise concerning the existence on the Premises of all underground storage tanks and such indemnification shall survive the termination of this Lease/Purchase for two (2) years subsequent to the Closing of the purchase of the Premises by LESSEE/PURCHASER.

8.  OBLIGATIONS OF LESSEE/PURCHASER

         Beginning March 1, 1999, the date of the commencement of this Lease/Purchase and the date that LESSEE/PURCHASER occupies the Premises, the LESSEE/PURCHASER shall assume the following obligations and responsibilities:

         A. LESSEE/PURCHASER shall assume responsibility for all maintenance to the Premises, including paved areas, outside lighting, utility lines and including, without limitation, maintaining the following systems in good working order: heating, plumbing, air conditioning and electrical systems, and overhead doors, to keep the roof water tight and also the building and bays free from entry of rain and ground water and to maintain the grounds and installed fencing in good condition and the rolling gates in good working order.

         B. To pay for all utilities, including gas, water, electricity and telecommunications equipment, including telephones.

         C. To return the Premises at any termination of the Lease/Purchase as hereinabove provided in as good order as received, ordinary wear and tear and natural decay excepted, unless improvements shall be destroyed by lightning or other natural causes or fire not caused by LESSEE/PURCHASER'S fault and throughout the term hereof not to erect or permit to be erected on the Premises any nuisance nor to commit any waste of the Premises.

         D.  DAMAGE OR DESTRUCTION TO PREMISES

             (a) If the Premises or any part thereof are destroyed, damaged or rendered unusable by fire or other casualty, LESSEE/PURCHASER shall give LESSOR/SELLER notice thereof and if repairs are not commenced to be undertaken by LESSOR/SELLER within sixty
                   (60) days from the date of destruction or damage (and thereafter diligently pursued to completion within one hundred eighty (180) days from the date of damage), the LESSEE/PURCHASER may at any time thereafter prior to substantial completion of such repairs terminate this Lease/Purchase by giving at least thirty (30) days written notice to the LESSEE/SELLER. During the pendency of such repairs, this Lease/Purchase shall continue in full force and effect except that the damages to the Premises shall be repaired by and at the expense of

                   LESSOR/SELLER, and until such repairs are substantially completed so that full use and occupancy of the Premises by LESSEE/PURCHASER is possible, the rent portion of the required monthly payment shall be abated and apportioned according to the portion of the Premises which remain unusable.

              (b) If destruction or damage to the Premises cannot be repaired within one hundred eighty (180) days after the happening thereof, LESSOR/SELLER shall notify LESSEE/PURCHASER within fifteen (15) days after the happening of such destruction or damage on whether or not the Premises will be repaired or rebuilt. If LESSOR/SELLER elects not to rebuild or repair the Premises, this Lease/Purchase shall be terminated, provided, however, that LESSEE/PURCHASER shall have the right, to be exercised within thirty (30) days following the receipt of such notice from LESSOR/SELLER to exercise its right to purchase the Premises, in which case, LESSEE/PURCHASER shall be entitled to receive and LESSOR/SELLER hereby assigns to LESSEE/PURCHASER all insurance proceeds payable in connection with such damage to LESSEE/PURCHASER. If LESSOR/SELLER elects to repair or rebuild the Premises, it shall notify LESSEE/PURCHASER of the time within which such repairs or reconstruction will be completed, and LESSEE/PURCHASER shall have the option, within fifteen (15) days after receipt of such notice, to elect either to terminate this Lease/Purchase and avoid further liability hereunder or to extend the current term by a period of time from the happening of such destruction or until the Premises are restored to their former condition. Should LESSEE/PURCHASER elect to extend the current term of the Lease/Purchase, LESSOR/SELLER shall restore the Premises to their former condition with due diligence, and LESSEE/PURCHASER shall not be liable to pay the rent portion of the required monthly payment for the period from the time of such destruction until the Premises are so restored to their former condition.

             (c) Notwithstanding any provision in Section 8 to the contrary, LESSEE/PURCHASER shall continue to have the right to purchase the Premises provided, however, that if LESSEE/PURCHASER pursues its right to purchase the Premises following an event of damage or destruction to the Premises and prior to the complete repair of the Premises, LESSEE/PURCHASER shall be entitled to receive and LESSOR/SELLER hereby assigns to LESSEE/PURCHASER all insurance proceeds payable in connection with such damage to the extent the same have not been used to repair or rebuild the Premises.

Notwithstanding any provision in this Lease/Purchase to the contrary, neither party hereto shall be liable to the other party or to anyone claiming through the other party or to any insurance company (by way of subrogation or otherwise) insuring the other party for any business interruption or for any loss or damage to the buildings, structures or other tangible property, or injury to or death of persons occurring on or about the Premises or the buildings, or in any manner growing out of or connected with LESSEE/PURCHASER'S use or occupation of the Premises or buildings, or the use or occupation of the Premises by LESSEE/PURCHASER'S agents, employees, representatives, visitors, guests even though such business interruption, loss, damage, injury or death might have been occasioned by the negligence of such party, its agents or employees, to the extent that such business interruption, loss, damage injury or death is or could be covered by a fire and extended coverage insurance policy (with vandalism and malicious mischief endorsement attached), by a contents insurance policy or by a sprinkler leakage or water damage policy, or to the extent of recovery under any other insurance carried covering such business interruption, loss, injury or death. Each insurance policy carried by the parties hereto shall contain a clause to the effect that the foregoing waiver shall not affect the right of the insured party to recover under such policy.

9. CONDEMNATION

   If the whole, or any part of the premises as would prevent the LESSEE/PURCHASER from using the Premises contemplated by this Lease/Purchase, shall be taken or condemned by a governmental authority by right of eminent domain, or in the event of any conveyance under threat thereof, then this Lease/Purchase shall terminate and cease upon the date of such taking. From the proceeds of such condemnation or conveyance (the "Condemnation Award"), the LESSEE/PURCHASER shall be entitled to receive an amount equal to the unamortized value of any improvements to the Premises installed by LESSEE/PURCHASER at its expense. The balance of the Condemnation Award shall be the sole and exclusive property of LESSOR/SELLER and LESSEE/PURCHASER hereby assigns to LESSOR/SELLER all of the LESSEE/PURCHASER'S rights, title and interest in and to any such Condemnation Award. LESSEE/PURCHASER shall be entitled to pursue in its own name, against the condemning authority, either in the same action or in a separate legal action, any claim for relocation or other similar payments or for the interruption or loss of LESSEE/PURCHASER'S business by reason of such condemnation. In the event of any taking or condemnation as mentioned herein affecting the Premises and LESSEE/PURCHASER exercises its right to purchase the Premises and closes the sale, the purchase price shall be reduced by the amount paid by the governmental authority to LESSOR/SELLER for the land and/or improvement taken.

10. DEFAULT AND REMEDIES

    This Lease/Purchase is made upon the LESSEE/PURCHASER shall punctually and faithfully perform all of the covenants and agreements required to be performed by it hereunder, and if any of the following events of default shall occur.

    A. Any installment of the rent/or the portion applicable to the purchase price or any other sums required to be paid by LESSEE/PURCHASER hereunder, or any part thereof, shall at any time be in arrears and unpaid for fifteen (15) days after written demand by LESSOR/SELLER and receipt by LESSEE/PURCHASER.

    B. There be a default on the part of LESSEE/PURCHASER in the observance or the performance of any of the other covenants, agreements or conditions of this Lease/Purchase and the part of LESSEE/PURCHASER to be kept and performed and said default shall continue for a period of thirty (30) days following written notice by LESSOR/SELLER and receipt by LESSEE/ PURCHASER, specifying the nature of such default, unless LESSEE/PURCHASER shall have during such period, commenced to cure such default and shall continue to proceed with the cure of same or

    C. LESSEE/PURCHASER shall file a petition in bankruptcy or be adjudicated a bankrupt or shall file any petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future Federal, State or other statute, law, regulation, or shall make an assignment for the benefit of creditors, or

    D. Any trustee, receiver, or liquidator of LESSEE/PURCHASER or any substantial part of its properties or of the demised Premises shall be appointed in any action, suit or proceedings by or against LESSEE/PURCHASER and such proceeding or action shall not have been dismissed within ninety (90) days after such appointment, or

    E. The leasehold estate hereby created shall be taken by execution or other process of law, or

    F. The transfer or devolution, whether by operation of law or otherwise (except as permitted hereunder) of this Lease/Purchase or the LESSEE/ PURCHASER'S estate or any of LESSEE/PURCHASER'S interest to any party other than LESSEE/PURCHASER, or any such attempted transfer or devolution.

15. PURCHASE AND SALE OF PREMISES

    At the expiration of the term of this Lease/Purchase Agreement, February 29, 2004, LESSOR/SELLER shall convey and deliver to LESSEE/PURCHASER an unencumbered, marketable title to the Premises by a Deed of General Warranty with the usual covenants such as any nationally recognized title company will issue subject to easements and restrictions of record, laws and regulations imposed by any applicable governmental authority and the lien of any current taxes.

    At Closing and upon delivery of Deed, LESSOR/SELLER will pay the applicable real estate commission to Max J. Derbes, Inc. and also pay for the deed preparation and Louisiana transfer fee. LESSEE/PURCHASER will pay for title examination, title insurance and recording fees and the cost of the closing attorney.

    Ad valorem taxes, if any, and real estate taxes associated with the Premises which are due and payable during the year in which the sale is closed shall be prorated on a calendar year basis as of March 1, 2004, the date of Closing.

16. LESSOR/SELLER'S REPRESENTATIONS AND WARRANTIES

    LESSOR/SELLER has complied with all laws, regulations and orders with respect to the Premises, and LESSOR/SELLER has not received any notice of violation of such laws, regulations or orders with respect to the Premises.

    To the best of LESSOR/SELLER'S knowledge, no inquiry having been made, there is no action or other proceeding or investigation pending or threatened before any agency, court or other governmental authority which relates to the Premises, LESSOR/SELLER'S use thereof or the disposition of the Premises.

    LESSOR/SELLER has not received any notice from any entity having jurisdiction over the Premises requesting any improvements, alterations, corrections or other work in, on or about the Premises.

    LESSOR/SELLER has not received notice of any default or breach by LESSOR/SELLER under any covenants, conditions, restrictions, right-of-ways or easements which burden or benefit the Premises, and to LESSOR/SELLER'S knowledge, no such default now exists.

    To the best of LESSOR/SELLER'S knowledge, no inquiry having been made, no general or special assessments have been levied or threatened against the Premises.

    To the best of LESSOR/SELLER'S knowledge, no inquiry having been made, the Premises is not affected by any statute or governmental regulation of any kind which limits the rights of LESSOR/SELLER to sell or refinance the Premises or to pre-pay any mortgage on the Premises.

    No complaint, order, citation or notice with regard to air emissions, water discharges, noise emissions or any Hazardous Substances or any other environmental, health or safety matters affecting the Premises or any portion thereof from any person, government or entity has been issued to LESSOR/SELLER.

    Neither the execution and delivery of this Lease/Purchase Agreement or LESSOR/SELLER'S performance hereof are restricted by or violate any contractual or other obligations of the LESSOR/SELLER.

    No representation or warranty made by LESSOR/SELLER in this Lease/Purchase Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary in order to make the statements contained herein not misleading.

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17.  Notwithstanding anything to the contrary contained in this Lease/Purchase
     Agreement, LESSOR/SELLER is not making any representation or warranties with regard to the condition of the buildings and other improvements situated on the Premises. LESSEE/PURCHASER has inspected the Premises, the buildings and other improvements and is accepting them in their present condition "as is."

18. If either party defaults in the performance of its duties under this Lease/Purchase Agreement, the non-defaulting party may pursue any remedy available at law, in equity or by statute, including the right of specific performance.

19. This Lease/Purchase Agreement includes the entire agreement between the parties with respect to the matters to which it pertains and can be amended by written agreement by both parties.

20. The paragraph headings used in this Lease/Purchase Agreement are for reference purposes only.

21. The parties agree that at the request of either party, from time to time, each party shall enter into a short form of Lease/Purchase, in recordable form, containing the essential terms and conditions hereof.

IN TESTIMONY WHEREOF, witness the signatures of LESSOR/SELLER and LESSEE/PURCHASER as of the day and year first written above.


LESSOR/SELLER:                            LESSEE/PURCHASER:


TRIMAC BULK TRANSPORTATION, INC.          FLEETCLEAN SYSTEMS, INC.

BY: /s/ ILLEGIBLE NAME                    BY: /s/  Kenneth A. Phillips

TITLE: Secretary                          TITLE: President

DATE: February 11, 1999                   DATE: February 28, 1999


Enclosure